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                                                                    Exhibit 2(t)



                      ASSIGNMENT OF MEMBERSHIP INTEREST

         Assignment made this 26th day of March, 2003, by and between QUEBEC CITY, INC. (hereinafter "Quebec"), a Nevada corporation and ARK QUEBEC, INC. (hereinafter "Purchaser").

                                R E C I T A L S:

         A. Quebec is the holder of 50% interest of 3072929 Nova Scotia Company., a Nova Scotia unlimited liability company (the "Company"), owner of the Holiday Inn Select, 395 rue de la Cournne, Quebec City, Quebec, Canada G1K 7X4 (the "Hotel"), pursuant to an agreement of members dated January 8, 2003 by and among the Company, Quebec, and AFP Nineteen Corp. (the "Agreement").

         B. Purchaser wishes to purchase a ten (10%) percent interest in the Company.

         NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable considerations the receipt and sufficiency of which the parties acknowledge, the parties agree as follows;

         1. Quebec hereby assigns and sells to Purchaser, effective as of the date hereof, so much of its interest (including its stock and "Membership Rights" as defined in the Agreement) in the Company such that Purchaser has a resulting interest of ten (10%) percent and Quebec has a resulting interest of forty (40%) percent in the Company. The purchase price for such interest is $1,232,773 (or 10% rounded) of the $12,237,726 acquisition cost of the Hotel set forth on Exhibit 8.1 of the Agreement), payable in full on the date hereof by wire transfer to the account of Quebec pursuant to the instructions attached hereto as Exhibit A. By accepting this Assignment, Purchaser acknowledges that its interest is subject to and agrees to be bound by all of the terms and conditions of the Agreement. Quebec agrees to cause the Company to issue such evidence of ownership as provided under Nova Scotia law.

         2. Quebec warrants and represents to Purchaser that it is the sole owner of the interest conveyed by this assignment, that it has full power and authority to make this assignment, and that the interest assigned is not subject to any liens or other encumbrances. To the extent that such interest constitutes stock, such stock is duly authorized, validly issued, outstanding, fully paid and nonassessable.

         3. Purchaser warrants and represents to Quebec and to the Company on the date hereof that Purchaser:

            (a) is an "accredited investor" within the meaning of rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended
(the "Securities Act");

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                  (b) understands that the interest in the Company that the
Purchaser will receive (the "Interest") has not been registered under the Securities Act, nor qualified under any state securities laws, and that they are being offered and sold pursuant to an exemption from such registration and qualification based in part upon such Purchaser's representations contained herein;

                  (c) has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment contemplated by this Assignment; and the Purchaser is able to bear the economic risk of this investment in the Company (including a complete loss of this investment);

                  (d) recognizes that no public market exists for the Interest, and none will exist in the future; that it must bear the economic risk of this investment indefinitely unless the Interest is registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Interest is qualified under applicable state securities laws or an exemption from such qualification is available, and that the Company has no obligation or present intention of so registering the Interest; understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Purchaser to transfer any or all the Interest, in the amounts, or at the times the Purchaser might propose; understands at the present time that rule 144 ("Rule 144') promulgated under the Securities Act by the Securities and Exchange Commission is not applicable to sales of the Interest because they are not registered under Section 12 of the Securities Exchange Act of 1934 as amended (the "Exchange Act") and there is not publicly available the information concerning the Company specified in Rule 144; acknowledges that the Company is not presently under any obligation to register under Section 12 of the Exchange Act or to make publicly available the information specified in Rule 144 and that it may never be required to do so;

                  (e) is acquiring the Interest solely for its own account for investment and not with a view toward the resale, transfer, or distribution thereof, nor with any present intention of distributing the Securities. Except as specifically provided herein, no other person has any right with respect to the Interest to be purchased by the Purchaser, nor has the Purchaser agreed to give any person any such interest or right in the future;

                  (f) except as specifically provided herein, has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of his, her or its Interest, and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

                  (g) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company's sale to such Purchaser of his, her or its Interest; and

                  (h) is familiar with the business and operations of the Company and has been afforded full and complete access to the books, financial statements, records, contracts, been afforded an opportunity to ask such questions of the Company's agents, accountants and other representatives concerning the Company's proposed business, operations, financial condition,



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assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

         4. Quebec hereby consents to the admission of Purchaser as a Member in the Company.

         5. For purposes of the Agreement, notices shall be addressed as follows

            If to Purchaser:  Ark Quebec, Inc.
                              c/o Ark Finance, Inc.
                              590 Madison Avenue
                              38th Floor
                              New York, New York 10022

         IN WITNESS WHEREOF, the parties hereto have caused this document to be signed the day and year first above written.


                                               QUEBEC CITY, INC.


                                               By: /s/ Douglas Vicari
                                                   -------------------------
                                                   Douglas Vicari, President

                                               ARK QUEBEC, INC.


                                               By: /s/ Brad Reiss
                                                   --------------------------
                                                   Brad Reiss, President



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